As filed with the Securities and Exchange Commission on August 20, 2008
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBALOPTIONS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	30-0342273 (I.R.S. Employer Identification Number)
75 Rockefeller Plaza, 27th Floor
New York, NY  10019
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2006 Long-Term Incentive Plan
Amended and Restated 2006 Employee Stock Purchase Plan
(Full Title of the Plan)

Harvey W. Schiller
Chairman & Chief Executive Officer
GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY  10019
(Name and Address of Agent for Service)

Telephone: (212) 445-6262
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Robert H. Friedman, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☐                                                                           Accelerated filer ☐
Non-accelerated filer ☐                                                                           Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common stock, par value $0.001 per share, to be issued pursuant to the Amended and Restated 2006 Long-Term Incentive Plan	1,500,000	$2.09	$3,135,000	$123.21
Common stock, par value $0.001 per share, to be issued pursuant to the Amended and Restated 2006 Employee Stock Purchase Plan	1,750,000	$2.09	$3,657,500	$143.74
TOTAL	3,250,000		$6,792,500	$266.95

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers such indeterminate additional number of shares of common stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of our Amended and Restated 2006 Long-Term Incentive Plan or our Amended and Restated 2006 Employee Stock Purchase Plan.

(2)
Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are calculated based on the average of the high and low prices of the Registrant’s common shares on the Nasdaq Capital Market on August 19, 2008.

(3)
Registration fees were previously paid for the registration of 1,750,000 shares (Registration No. 333-139368) under our 2006 Long-Term Incentive Plan and our 2006 Employee Stock Purchase Plan, collectively (such number of shares were adjusted for our 1-for-8 reverse stock split effective March 6, 2007).  The fees being paid herewith pertain to an aggregate of 3,250,000 additional shares of common stock issuable under our Amended and Restated 2006 Long-Term Incentive Plan and our Amended and Restated 2006 Employee Stock Purchase Plan, collectively.

EXPLANATORY NOTE

GlobalOptions Group, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 3,250,000 shares of our common stock, par value $0.001 per share, issuable pursuant to our Amended and Restated 2006 Long-Term Incentive Plan and our Amended and Restated 2006 Employee Stock Purchase Plan.  We previously registered 1,750,000 shares our of common stock (Registration No. 333-139368) under our original 2006 Long-Term Incentive Plan and our original 2006 Employee Stock Purchase Plan, collectively (such number of shares were adjusted for our 1-for-8 reverse stock split effective March 6, 2007).  On July 24, 2008, the Company’s stockholders approved proposals to adopt our Amended and Restated 2006 Long-Term Incentive Plan and our Amended and Restated 2006 Employee Stock Purchase Plan, which, in part, increase the number of shares authorized under our original 2006 Long-Term Incentive Plan and our original 2006 Employee Stock Purchase Plan from 1,500,000 to 3,000,000 and from 250,000 to 2,000,000, respectively.

This registration statement includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act.  The reoffer prospectus may be used by selling stockholders, who may be deemed to be “affiliates” (as such term is defined in Rule 405 under the Securities Act) of the Company, for reoffers and resales of up to 3,000,000 shares of our common stock acquired pursuant to our Amended and Restated 2006 Long-Term Incentive Plan and up to 2,000,000 shares of our common stock acquired pursuant to our Amended and Restated 2006 Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act.  Pursuant to the instructions to Form S-8, we are not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PROSPECTUS

970,836 SHARES OF COMMON STOCK

GlobalOptions Group, Inc.

This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that may be issued by us to the selling stockholders, including shares of restricted stock and shares of our common stock issuable upon the exercise of stock options or the vesting of restricted stock units, under our Amended and Restated 2006 Long-Term Incentive Plan (“LTI Plan”) and our Amended and Restated 2006 Employee Stock Purchase Plan (“ESP Plan”).  If and when further shares of our common stock, restricted stock, stock options, restricted stock units, or other securities, are granted under our LTI Plan or our ESP Plan to persons required to use this prospectus to reoffer and resell our common stock, we will distribute a prospectus supplement.  The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of shares.

The resale of these shares may be effected from time to time in one or more transactions on the Nasdaq Capital Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated.  See “Plan of Distribution.”  We will bear all expenses in connection with the preparation of this prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “GLOI.”  On August 19, 2008, the last reported sale price for our common stock was $2.14 per share.

Our principal executive offices are located at 75 Rockefeller Plaza, 27th Floor, New York, New York 10019.  Our telephone number is (212) 445-6262, and our fax number is (212) 445-0053. Our website is www.globaloptionsgroup.com.  Information on our website is not part of this prospectus.

___________

Investing in our common stock involves a high degree of risk.  You should carefully consider the factors described under the heading “Risk Factors” beginning on page 1 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 20, 2008.

(Amounts contained in this Form S-8 are in thousands, except share and per share amounts).

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the specific risk factors described below in addition to the other information contained in this prospectus, including our consolidated financial statements and related notes included elsewhere in the prospectus, before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations or prospects could be materially and adversely affected. This could cause the trading price of our common stock to decline and a loss of all or part of your investment.

Risks Related to Our Business and Industry

We are an emerging company with a history of operating losses and may not become profitable.

We were founded in 1998 and are still in the process of developing our four business units: Preparedness Services; Fraud and SIU Services; Security Consulting and Investigations; and International Strategies. We have incurred significant operating losses since inception, including net losses available to common stockholders of approximately $6,334 for the six months ended June 30, 2008, and $27,928, $42,259 and $4,550 for the years ended December 31, 2007, 2006 and 2005, respectively.  We cannot anticipate when or if we will achieve profitability in the future.  We may not generate sufficient revenues to meet our expenses, operate profitably or utilize our net operating losses in the future.

Our arrangements with members of our senior management team, or our failure to retain or recruit key personnel, could negatively impact our ability to sell our products and services and grow our business.

Our success will depend to a significant extent upon the abilities, level of service, reputation and relationships of members of our senior management team, our Board of Directors and our advisory boards. Some members of our senior management team work on a part-time basis and some do not have non-competition agreements with us. These arrangements, or any reduction or loss of these individuals’ services, could have a material adverse effect upon our business, particularly if any of our key personnel sought to compete against us.

Our future success and growth also largely depends upon our ability to attract, motivate and retain additional highly competent technical, management, service and operations personnel. The marketplace for these qualified individuals is highly competitive in the risk mitigation industry, and we cannot guarantee that we will be successful in attracting and retaining this personnel. Departures and additions of key personnel may be disruptive to and detrimentally affect our business, operating results and financial condition.

Because a small number of clients account for a substantial portion of our revenues, the loss of any of these clients, or a decrease in their use of our services, could cause our revenues to decline and losses to increase substantially.

Revenues from our services to a limited number of clients have accounted for a substantial percentage of our total revenues. For the six months ended June 30, 2008, our largest client accounted for approximately 25% of revenues. For the year ended December 31, 2007, our two largest clients accounted for approximately 29% and 9% of revenues. For the year ended December 31, 2006, our two largest clients accounted for approximately 51% and 11% of revenues.  For the year ended December 31, 2005, our two largest clients accounted for approximately 27% and 11% of revenues.  In each of these periods, revenues from our largest client, the State of Louisiana, were derived from one contract related to Hurricane Katrina. During the six months ended June 30, 2008 and the years ended December 31, 2007 and 2006, revenues from this single contract accounted for 77%, 83% and 84%, respectively, of the revenues generated by our Preparedness Services unit. Our contract with the State of Louisiana is a time and materials contract under which the State is not required to purchase a minimum amount of our services. Therefore, this contract could cease producing revenues at any time with little or no notice.

The concentration of our clients can cause our revenues and earnings to fluctuate from quarter-to-quarter and year-to-year, based on the requirements of our clients and the timing of delivery of services. Although the particular clients are likely to change from period to period, we believe that large engagements by a limited number of clients will continue to account for a substantial portion of our revenues in any period or year. In any period or year, the unexpected loss of or decline in business from a major client, or the failure to generate significant revenues from other clients, could have a material adverse effect on our consolidated financial results.

The integration of acquired companies may be difficult and may result in a failure to realize some of their anticipated potential benefits.

We may not be able to integrate or manage businesses that we have acquired or may acquire. Any difficulty in successfully integrating or managing the operations of acquired businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management team also will be required to dedicate substantial time and effort to the integration of any acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

We may have difficulty pursuing our acquisition strategy.

A key part of our growth strategy is to acquire complementary businesses. However, we may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms or at all. A number of competitors have also adopted a strategy of expanding and diversifying through acquisitions, including National Security Solutions Inc., a newly organized blank check company of which Howard Safir, our Chief Executive Officer of our Security Consulting and Investigations Unit, and Adam Safir, our Chief Operating Officer of our Security Consulting and Investigations Unit, are the Chairman of the Board and a director, respectively. Messrs. Safir and Safir may have conflicting interests in presenting acquisition opportunities to National Security Solutions Inc. and us.  In addition, we will likely experience significant competition in our effort to execute our acquisition strategy. As a result, we may be unable to continue to make acquisitions or may be forced to complete acquisitions on less favorable terms.

Our business is vulnerable to fluctuations in government spending and subject to additional risks as a result of the government contracting process, which often involves risks not present in the commercial contracting process.

Because many of our contracts are with government entities, our business is subject to a number of risks, including global economic developments, wars, political instability, election results, changes in the tax and regulatory environments, foreign exchange rate volatility and fluctuations in government spending. Because many clients are federal, state or municipal government agencies with variable and uncertain budgets, the amount of business that we might receive from them may vary from year to year, regardless of the perceived quality of our business.

Moreover, competitive bidding for government contracts presents a number of risks that are not typically present in the commercial contracting process, including:

•	the need to devote substantial time and attention of our management team and key personnel to the preparation of bids and proposals for contracts that may not be awarded to us; and

•
the expenses that we might incur and the delays and revenue loss that we might suffer if our competitors protest or challenge contract awards made to us pursuant to competitive bidding. Such a protest or challenge could result in the resubmission of bids based on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to consistently win new government contract awards over an extended period, or if we fail to anticipate all of the costs and resources that will be required to secure such contract awards, our growth strategy and our business, financial condition and operating results could be materially adversely affected.

Our professional reputation, which is critical to our business, is especially vulnerable to circumstances outside our control.

We depend upon our reputation and the individual reputations of our senior management team and advisory boards to obtain new client engagements. We also obtain a substantial number of new engagements from existing clients or through referrals from existing clients. Anything that diminishes our reputation or the reputations of our senior management team and advisory boards may make it more difficult to compete for new engagements or to retain existing clients and, therefore, could materially adversely affect our business. For example, a national television news story that contained allegations regarding James Lee Witt Associates, LLC’s performance and billing practices under our contract with the State of Louisiana prompted a State auditor to review these allegations. Although we were awarded and subsequently executed a renewal contract with the State, the State may terminate this new contract without penalty upon limited notice. Any circumstances, including those where we are not at fault, and including any repercussions from the above events, that might publicly damage our goodwill, injure our reputation or damage our business relationships may lead to a broader material adverse effect on our business or prospects through loss of business, goodwill, clients, agents or employees. In particular, if the State of Louisiana were to terminate our contract, it may have a material adverse effect on our business.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could cause our stock price to decline.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business could be harmed.

Commencing for the year ending December 31, 2007, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal control over financial reporting.  Furthermore, our registered independent public accounting firm will be required to report on our assessment of the effectiveness of our internal control over financial reporting and separately report on the effectiveness of our internal control over financial reporting beginning with our year ending December 31, 2009.

Our Chief Executive Officer and Chief Financial Officer have concluded that the design and operation of our disclosure controls and procedures were not effective at June 30, 2008.  We have identified the following matters that would constitute a material weakness (as that term is defined under the Public Company Accounting Oversight Board Auditing Standard No. 5): our financial closing process, a lack of segration of financial responsibilities and the need for additional qualified financial accounting personnel.  We have taken specific actions to remediate the material weakness, including the continued training of financial personnel with regard to the quarterly closing process and the further development of standardized applications within our integrated general software applications.  We intend to expand our accounting staff and continue to further strengthen our controls and procedures regarding the closing process.  However, there is no assurance that these effort will be adequate to remedy the abovementioned deficiencies.

In addition, if we fail to augment or maintain the adequacy of our internal accounting controls, as these standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action, result in delays or inaccuracies in reporting financial information or cause investors to lose confidence in our reported financial information, any of which could cause our stock price to decline.

In order to comply with public reporting requirements, we may need to strengthen the financial systems and controls of any business we acquire, and the failure to do so could adversely affect our ability to provide timely and accurate financial statements.

Immediately upon the acquisition of any company, we will be responsible for ensuring that the disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)) of any acquired company are effectively designed, operated and integrated with our disclosure controls and procedures. Our management and our independent registered public accounting firm may be required to test any acquired business’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing of internal control by our independent registered public accounting firm, may reveal deficiencies in an acquired company’s financial systems that are deemed to be material weaknesses with respect to our financial systems. The existence of these material weaknesses or any failure to improve an acquired company’s financial systems could result in delays or inaccuracies in reporting financial information, or non-compliance with SEC reporting and other regulatory requirements, any of which could subject us to sanctions from the SEC and The Nasdaq Stock Market, Inc. and adversely affect our business and stock price.

Our business depends, in part, on the occurrence of unpredictable events.

Our Preparedness Services unit assists governments, corporations and individuals in connection with, among other things, emergency management issues and natural and other disaster preparedness and recovery efforts. Our revenues may fluctuate significantly depending upon the occurrence, or anticipated occurrence, of events of this nature. For example, for the six months ended June 30, 2008 and for the years ended December 31, 2007 and 2006, 25%, 29% and 51% of our revenues, or 56%, 61% and 89% of our revenues from government contracts, respectively, were generated by one contract with the State of Louisiana related to Hurricane Katrina. Accordingly, any decrease in demand for our services in this area could materially adversely affect our results of operations.

We may not be able to manage our growth or meet marketplace demands effectively.

We have expanded significantly in the past few years and intend to maintain our focus on growth. However, our growth will place additional demands on our resources and we cannot be sure that we will be able to manage our growth effectively. In order to successfully manage our growth, we will need to:

•	expand and enhance our administrative infrastructure;

•	continue to improve our management, financial and information systems and controls; and

•	recruit, train, manage and retain our employees effectively.

Continued growth could place a strain on our management, operations and financial resources. In addition, this growth may adversely affect our ability to service the demands of our clients or the quality of services we provide. If we are unable to meet these demands or our clients’ expectations, our competitors may be able to gain a greater market share in the risk mitigation markets generally, as well as gain a greater share of our clients’ business. We cannot assure you that our infrastructure, operational, financial and management controls, reporting systems and procedures, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. Our expected addition of personnel and capital investments will increase our fixed costs, which will make it more difficult for us to offset any future revenue shortfalls with short-term expense reductions. If we cannot manage our growth effectively, our business and results of operations may be adversely affected.

We may not be able to realize the entire book value of goodwill from acquisitions.

As of June 30, 2008, we had approximately $19,768 of goodwill, which represented approximately 30% of our total assets. All of this goodwill resulted from previous acquisitions, and it is possible that future acquisitions will result in additional goodwill. We have implemented the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), which requires that existing goodwill not be amortized, but instead be assessed annually for impairment or sooner if circumstances indicate a possible impairment.  We determined that, at December 31, 2007, the amount of goodwill carried by our Fraud and SIU Services segment was in excess of fair value by approximately $5,144. As a result, we recorded a $5,144 impairment charge during the year ended December 31, 2007.  We determined that, at December 31, 2006, the amount of goodwill carried by our Fraud and SIU Services and Security Consulting and Investigations segments was in excess of fair value by approximately $1,135 and $1,894, respectively. As a result, we recorded a $3,029 impairment charge during the year ended December 31, 2006. In the event that we again determine the book value of goodwill is further impaired, any such impairment would be charged to earnings in the period of impairment. Any such future impairment of goodwill under SFAS No. 142 could have a material adverse effect on our results of operations.

Competitive conditions could adversely affect our business.

We operate in a number of geographic and service markets, all of which are highly competitive. There are relatively few barriers preventing companies from competing with us and we do not own any patents or other technology that, by itself, precludes or inhibits others from entering our markets. As a result, new market entrants, particularly those who already have recognizable names in the risk mitigation industry, will likely pose a threat to our business. If we are unable to respond effectively to our competitors, some of which have greater financial resources or name recognition, our business and results of operations will be materially adversely affected. In the risk management and security market, our competitors include Control Risks Group Limited, ArmorGroup International plc, Kroll Inc., Toribos GmbH and Olive Security (UK) Ltd. Many of the national and international accounting and consulting firms, along with other companies such as FTI Consulting, Inc., Securitas AB and its subsidiary, Pinkerton Consulting & Investigations, Inc., Alvarez & Marsal, LLC, AlixPartners LLC, Crossroads LLC, ChoicePoint Inc. and Applied Discovery, Inc., provide investigative, consulting and other services which are similar to services we provide. Some of these firms have indicated an interest in providing services on a broader scale similar to ours and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The national and international accounting, consulting and risk management firms have significantly larger financial and other resources than we have, greater name recognition and long-established relationships with their clients, which also are likely to be clients or prospective clients of our company.

We are a worldwide business and are therefore influenced by factors and regulations in many countries.

We undertake our business worldwide. The occurrence of any of the following risks relating to the conduct of our business in foreign countries could have a material adverse effect on the market for our services, their value to our clients or our ability to provide them:

•	changes in, and difficulty in complying with, laws and regulations of the different countries, including authority to trade or perform our existing and future services;

•	nullification, modification and renegotiation of contracts;

•	reversal of current policies, including favorable tax policies, encouraging foreign investment or foreign trade, or relating to the use of local agents;

•	restrictive actions by local governments, including tariffs and limitations on imports and exports; and

•	difficulty in collecting accounts receivable and longer collection times.

The occurrence of any of these risks could materially adversely affect our results of operations or financial condition.

Clients can terminate engagements with us on short notice or with no notice.

A majority of our engagements are project-based and are generally terminable by either party on short-term notice. As a result, our clients, including the State of Louisiana under the contract that it awarded to us in September 2007, are not obligated to continue using our services at historical levels or at all, and may cancel their arrangements with us without penalty. Identifying and engaging new clients can be a lengthy and difficult process. If a significant amount of our clients cease using our services around the same time, we could experience an adverse effect on our results of operations.

Our inability to accurately forecast costs of fixed price contracts could result in lower than expected margins and profitability.

The profitability of fixed price projects is primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, need for unforeseen specialized subcontractors, difficulties with new technologies and economic, regulatory and other changes that may occur during the term of the contract. If for any reason the costs are substantially higher than expected, we may incur losses on fixed price contracts and our profitability could be adversely affected.

We may need to raise additional funds to consummate an acquisition or continue our operations.

An unforeseen reduction in our revenues or cash flows, an increase in operating expenses or the consummation of an acquisition may require us to raise additional funds. To the extent we encounter additional opportunities to raise cash, we may sell additional equity or convertible debt securities, which would result in further dilution of our stockholders. Stockholders may experience substantial dilution due to our current stock price and the amount of financing we may need to raise, and any securities we issue may have rights senior to our common stock. Any future indebtedness may contain covenants that restrict our operating flexibility.

We have limited access to the capital markets. The capital markets have been unpredictable in the past, especially for unprofitable companies such as ours. In addition, the amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control, such as the share price of our stock and its trading volume. As a result, efforts to secure financing on terms attractive to us may not be successful, and we may not be able to secure additional financing on any terms.

If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, results of operations and financial condition may be materially adversely affected.

Compliance with changing corporate governance and public disclosure regulations may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and The Nasdaq Stock Market LLC’s marketplace rules, require a substantial amount of management attention and financial and other resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and divert management from revenue-generating activities.

We may become subject to significant legal proceedings.

We are subject from time to time to litigation and other adverse claims related to our businesses, some of which may be substantial.  These claims have in the past been, and may in the future be, asserted by persons who are screened by us, regulatory agencies, clients or other third parties.

We are currently defendants in federal and state litigation matters related to Facticon, Inc. (“Facticon”), which were filed prior to the Company’s acquisition of the assets of Facticon (February 28, 2007).  In the federal matter, Anchondo vs. Facticon Inc. and GlobalOptions Group, Inc. in the U.S. District Court for the Central District of California, Peter Anchondo (the “Federal Plaintiff”), in a class action, is alleging that Facticon failed to pay overtime wages.  In the state matter, Wonsch, et al. vs. Facticon Inc. and GlobalOptions Group, Inc. in the State Court for the Central District of California, the plaintiffs (the “State Plaintiffs”), in a class action, have alleged that Facticon failed to pay overtime wages under the California Civil Code.  The Anchondo and Wonsch cases have been merged, but we must settle with each of the two plaintiff groups separately.  In July 2008, we reached a tentative agreement with the Federal Plaintiff to settle this matter with a cash payment of $635, subject to court approval.  Based upon preliminary discussions with the State Plaintiffs, we believe that we will be able to reasonably settle with them.

At June 30, 2008, for both the Anchondo and Wonsch cases, we believe our maximum liability, less amounts we expect to recover from the sellers of Facticon will be limited to $626.  We have established (i) an escrow agreement providing that 85,700 shares of our common stock and $100 in cash funds shall be held to satisfy these litigation matters and other pre-acquisition obligations of Facticon and (ii) a reserve in the amount of $626 to cover for any additional costs in connection with these litigation matters that are not recoverable through the escrow amounts.  However, there can be no assurance that our exposure may not exceed these amounts.  Additionally, resolution of these matters and any other matters in which we are or may become defendants may negatively impact our results of operations or cash flows, as well as our reputation.

Our exposure in a future liability action could exceed our insurance coverage.

Some of our service offerings involve high risk activities. We may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate for any of our activities and cannot guarantee that every contract contains or will contain limitations on our liability below these policy limits. Because of the increasing cost of liability insurance, purchasing sufficient amounts of insurance coverage, or additional insurance when needed, could be prohibitively expensive. If we are sued for any injury caused by our business offerings, our liability could exceed our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a detrimental effect upon our business, operating results and financial condition.

We may be subject to increased regulation regarding the use of personal information.

Some of the data and services that we provide, including DNA testing conducted by The Bode Technology Group, Inc. are subject to regulation by various federal, state and local regulatory authorities, which may become more stringent in the future. Federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace, and adverse publicity or potential litigation concerning the commercial use of such information, may negatively affect our operations and could result in substantial regulatory compliance expense, litigation expense or revenue loss.

If we are unable to manage successfully our relationships with our information suppliers, the quality and availability of our services may be harmed.

We obtain some of the data used in our services from third-party information suppliers, some of which are government entities. If a supplier is no longer able or willing to provide us with data, we may need to find alternative sources. There is no assurance that we will obtain new agreements with third-party suppliers on favorable terms, if at all. If we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Loss of such access or the availability of data in the future due to increased government regulation or otherwise could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Common Stock

Our common stock price has fluctuated considerably and stockholders may not be able to resell their shares at or above the price at which their shares were purchased.

Since our reverse merger in June 2005, the high and low bid price for our common stock has been $32.00 and $1.47 per share, respectively.  The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including the following:

•	factors affecting demand for risk mitigation services such as the domestic and global security environment, competition and general economic conditions;

•	fluctuation in government spending that affects our contracts with government entities; and

•	changes in the laws and regulations of different countries that affect our ability to perform the services of a risk mitigation and management services company.

The stock market in general has experienced extreme price fluctuations. The market prices of shares of companies in the security industry have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock continues to be low.

Our common stock has historically been sporadically or thinly traded.  While our common stock became listed on the Nasdaq Capital Market on September 26, 2007, there is no guarantee that our trading volume will increase. As a result, the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we went public through a “reverse merger” and remain a small company, which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of these persons, they may be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our common stock until we become more financially viable. As a consequence, there may be periods of several days or more when trading activity in our shares is low and a stockholder may be unable to sell his shares of common stock at an acceptable price, or at all. We cannot give stockholders any assurance that a broader or more active public trading market for our common stock will develop or be sustained, that current trading levels will be sustained or that we will continue to meet the requirements for listing on the Nasdaq Capital Market.

A significant number of our shares recently became eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock.

As of August 19, 2008, there were approximately 10,445,250 shares of our common stock outstanding and, subject to a 4.99% beneficial ownership limitation, an additional 3,692,743 shares of our common stock will be issuable upon conversion of our Series D Convertible Preferred Stock.  In addition, if we undertake any additional financings involving securities convertible into shares of our common stock, the aggregate number of shares into which those securities are convertible will further increase our overhang.

As these shares of our common stock are resold in the public market, the supply of our common stock will increase significantly, which could decrease its price.

Our executive officers, directors and 10% stockholders have significant voting power and may vote their shares in a manner that is not in the best interest of other stockholders.

Our executive officers, directors and 10% stockholders control approximately 22% of the voting power represented by our outstanding shares and may increase this voting power to 37% of our outstanding shares upon the conversion of all outstanding Series D Convertible Preferred Stock into common stock.  If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying cash dividends for the foreseeable future, and the lack of dividends may have a negative effect on our stock price.

We have never declared or paid any cash dividends or distributions on our common stock and our senior credit facility prohibits us from paying dividends. We currently intend to retain our future earnings, if any, to support operations and to finance our growth strategy and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Provisions in our certificate of incorporation and by-laws may deter third parties from acquiring us and could lead to the entrenchment of our Board of Directors.

Our certificate of incorporation and by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors, including the following:

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	stockholder action by written consent must be unanimous;

•	stockholders may only remove directors for cause;

•	vacancies on the Board of Directors may be filled only by the directors; and

•	we require advance notice for stockholder proposals.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions that you desire. The anti-takeover defenses in our certificate of incorporation and by-laws could discourage, delay or prevent a transaction involving a change in control of our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions.  Words such as “may,” “will,” “should,” “could,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of these words and similar expressions are intended to identify forward-looking statements.  These statements are based on our current plans and expectations and involve risks and uncertainties over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual future activities and operating results to differ include fluctuating demand for consulting services and exposure to foreign economies.  Important information regarding risks and uncertainties is also set forth elsewhere in this document, including in those described in “Risk Factors” beginning on page 1 of this prospectus, as well as elsewhere in this prospectus and in documents incorporated by reference into this prospectus.  You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus or as of the date of any document incorporated by reference into this prospectus.  All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or the date of any document incorporated into this prospectus or to reflect the occurrence of unanticipated events.

You are also urged to carefully review and consider the various disclosures made by us in this document, as well as in our prior periodic reports on Forms 10-K, 10-Q and 8-K, filed with the SEC and listed under the caption “Incorporation by Reference” on page I-15 of this prospectus.

For instructions on how to obtain our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, if any, see “Where You Can Find More Information” on page I-16 of this prospectus.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus.  See “Selling Stockholders.”  All net proceeds from the sale of the shares of common stock will go to the stockholders that offer and sell their shares.  We will not receive any part of the proceeds from such sales of common stock.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of shares that may be issued to the selling stockholders under our LTI Plan and our ESP Plan (collectively, the “Plans”).  This prospectus also relates to such indeterminate number of additional shares of our common stock that may be issued to the selling stockholders as a result of the anti-dilution provisions of our Plans.  We will provide additional information regarding the identity of the selling stockholders and certain other information relating to the selling stockholders in a supplement to this prospectus if we are required by law to do so.

The following table sets forth (i) the number of shares of common stock beneficially owned by each selling stockholder as of August 19, 2008, (ii) the number of shares of common stock to be offered for resale by each selling stockholder and (iii) the number and percentage of shares of common stock that each selling stockholder will beneficially own after completion of the offering.

Name	Number of shares of Common Stock Beneficially Owned at August 19, 2008(1)	Number of Shares to be Offered for Resale(2)	Number of shares of Common Stock Beneficially Owned After Completion of the Offering(3)	Percentage of Outstanding Common Stock to be Owned After Completion of the Offering

Harvey W. Schiller, Ph.D.	502,533(4)	434,021(5)	164,249	1.6%

Per-Olof Lööf	40,500(6)	33,127(7)	21,750	*

John P. Oswald	103,992(8)	10,417(9)	96,492	*

John P. Bujouves	267,969(10)	33,127(11)	249,219	2.4%

Ronald M. Starr	5,555(12)	7,707(13)	5,555	*

Jeffrey O. Nyweide	269,262(14)	296,956(15)	14,587	*

James Lee Witt	858,351(16)	37,513(17)	858,338	8.2%

Howard Safir	231,525(18)	37,513(19)	231,512	2.2%

Halsey Fischer	25,013(20)	40,638(21)	25,000	*

Thomas P. Ondeck	44,131(22)	19,817(23)	44,118	*

Robert Toro	-	20,000(24)	-	*

_______________
* Less than 1%.

(1)
Based upon 10,445,250 shares of our common stock outstanding on August 19, 2008 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of August 19, 2008.  The number of shares and ownership percentages do not include shares of common stock issuable upon the conversion of our Series D Convertible Preferred Stock, as the Series D Convertible Preferred Stock is non-voting and is subject to a beneficial ownership limitation that restricts its conversion into common stock.  The number of shares and ownership percentages include shares of common stock issuable upon the vesting of our restricted stock units that are scheduled to vest and options that are exercisable within 60 days of August 19, 2008.

(2)	Consists of both vested and non-vested stock options, restricted stock and restricted stock units.

(3)
Beneficial ownership of shares held by each selling stockholder after this offering assumes that each selling stockholder sold all of the shares it is offering in this prospectus but actually will depend on the number of shares sold by such selling stockholder in this offering.

(4)
Dr. Schiller has been Chairman of our Board of Directors since February 2004 and became our Chief Executive Officer in June 2005.  The shares beneficially owned consist of shares of our common stock including 318,750 shares subject to certain vesting requirements.

(5)	Consists of 13 shares or our common stock, 95,737 restricted stock units (“RSUs”) and 338,271 shares of restricted common stock issued in connection with our Executive Performance Bonus Plan.

(6)
Mr. Lööf has been Vice Chairman of our Board of Directors since August 2004.  The shares beneficially owned consist of consist of 18,750 shares of our common stock issuable upon exercise of stock options held by Mr. Lööf individually, and 21,750 shares of our common stock held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf.  Mr. Lööf may be deemed to be the beneficial owner of the shares of our common stock held by Lööf Holdings, LLC.

(7)	Consists of 8,127 RSUs and 25,000 shares of our common stock issuable upon exercise of stock options granted to Mr. Lööf.

(8)
Mr. Oswald became a member of our board of directors on January 28, 2008 and has been appointed Chairman of the Compensation Committee and the Nominating Committee.  The shares beneficially owned consist of 7,032 shares of our common stock and 7,500 shares of our common stock issuable upon exercise of stock options held by Mr. Oswald individually, 48,959 shares of our common stock held by Capital Trust Investments Limited, of which Mr. Oswald is a director, and 40,501 shares of our common stock held by Verus International Group, Ltd., of which Mr. Oswald is Chief Executive Officer.  Mr. Oswald may be deemed to be the beneficial owner of the shares of our common stock held by Capital Trust Investments Limited and Verus International Group, Ltd.  Mr. Oswald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(9)	Consists of 417 RSUs and 10,000 shares of our common stock issuable upon exercise of stock options granted to Mr. Oswald.

(10)
Mr. Bujouves has been a director since June 2005.  The shares beneficially owned consist of 18,750 shares of our common stock issuable upon exercise of stock options held by Mr. Bujouves individually, 2,344 shares of our common stock held by Bayshore Merchant Services, Inc., 146,875 shares of our common stock held by Integris Funds Ltd., and 100,000 shares of our common stock held by Lauriston Nominees Inc. Mr. Bujouves is the President and a director of Bayshore Asset Management, Inc., which is an affiliate of Bayshore Merchant Services, Inc.,and the Chief Executive Officer of Integris Funds Ltd., and Lauriston Nominees Inc. is the nominee of Bayshore Bank and Trust Corp., of which Mr. Bujouves is Chairman.  Mr. Bujouves may be deemed to be the beneficial owner of the shares of our common stock held by Bayshore Merchant Services, Inc., Integris Funds Ltd., and Lauriston Nominees Inc.  Mr. Bujouves disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(11)	Consists of 8,127 RSUs and 25,000 shares of our common stock issuable upon exercise of stock options granted to Mr. Bujouves.

(12)
Mr. Starr has been a director since November 1998.  The shares beneficially owned consist of 5,555 shares of our common stock held by Mr. Starr’s spouse. Mr. Starr may be deemed to be the beneficial owner of the shares of our common stock held by his spouse.

(13)	Consists of 7,707 RSUs.

(14)
Mr. Nyweide has been our Chief Financial Officer and Executive Vice President-Corporate Development since April 2003 and was appointed Secretary in June 2005.  The shares beneficially owned consist of shares of our common stock, including 239,313 shares subject to certain vesting requirements.

(15)	Consists of 13 shares of our common stock, 42,281 RSUs and 254,662 shares of restricted common stock issued in connection with our Executive Performance Bonus Plan.

(16)
Mr. Witt became the Chief Executive Officer of our Preparedness Services unit upon our acquisition of JLWA in March 2006.  The shares beneficially owned consist of 56,033 shares of our common stock held by Mr. Witt individually, and 802,318 shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05, of which Mr. Witt is the trustee. Mr. Witt may be deemed to be the beneficial owner of the shares of our common stock held by the James L. Witt Revocable Trust U/A/D 12/28/05.

(17)	Consists of 13 shares of our common stock and 37,500 RSUs.

(18)
Mr. Safir became the Chief Executive Officer of our Security Consulting and Investigations unit upon our acquisition of Safir in May 2006.  The shares beneficially owned consist of 169,025 shares of our common stock held by Mr. Safir individually and 62,500 shares of our common stock held by SR II, LLC, of which Mr. Safir is a control person. Mr. Safir disclaims beneficial ownership with respect to the shares held by SR II, LLC, except to the extent of his pecuniary interest therein.

(19)	Consists of 13 shares of our common stock and 37,500 RSUs.

(20)
Mr. Fischer became the Chief Executive Officer of our Fraud and SIU Services unit upon our acquisition of CBR in August 2005.  The shares beneficially owned consist of 25,013 shares of our common stock.

(21)	Consists of 13 shares of our common stock and 40,625 RSUs.

(22)
Mr. Ondeck had been President of privately-held GlobalOptions, Inc. since January 1999 and became President of our International Strategies unit upon its inception in June 2006.  The shares beneficially owned consist of 44,131 shares of our common stock.

(23)	Consists of 13 shares of our common stock, 9,804 RSUs and 10,000 shares of our common stock issuable upon exercise of stock options granted to Mr. Ondeck.

(24)	Consists of 20,000 shares of our common stock issuable upon exercise of stock options granted to Mr. Toro.

PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of our common stock by the selling stockholders.  We will bear all expenses in connection with the preparation of this prospectus.  The selling stockholders will bear all expenses associated with the sale of our common stock.

The selling stockholders may offer their shares of our common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•	On any stock exchange on which the shares of our common stock may be listed at the time of sale;

•	In negotiated transactions;

•	In the over-the-counter market; or

•	In a combination of any of the above transactions.

The selling stockholders may offer their shares of our common stock at any of the following prices:

•	Fixed prices which may be changed;

•	Market prices prevailing at the time of sale;

•	Prices related to such prevailing market prices; or

•	At negotiated prices.

The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring our common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the Nasdaq Capital Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of our common stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of our common stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of our common stock under the laws of any country, other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of our common stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of our common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of our common stock offered hereby have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, NY.

EXPERTS

The consolidated financial statements incorporated by reference to the annual report on Form 10-K for the fiscal year ended December 31, 2007 have been incorporated in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007

•	Quarterly Report on Form 10-Q for the Fiscal Quarter Ended March 31, 2008

•	Quarterly Report on Form 10-Q for the Fiscal Quarter Ended June 30, 2008

•	Current Report on Form 8-K filed on January 30, 2008

•	Current Report on Form 8-K filed on March 20, 2008

•	Current Report on Form 8-K filed on April 22, 2008

•	Current Report on Form 8-K filed on April 25, 2008

•	Current Report on Form 8-K filed on May 14, 2008

•	Current Report on Form 8-K filed on July 30, 2008

•	Current Report on Form 8-K filed on August 12, 2008

•
the description of our common stock contained in its registration statement on Form 8-A, as amended (Registration No. 001-33700), including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents subsequently filed with the SEC by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY 10019
(212) 445-6262
Attention: Corporate Secretary

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC.  You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Our SEC filings are also available on our website at www.globaloptionsgroup.com.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act with respect to the common stock offered by this prospectus.  This prospectus does not contain all the information set forth in the registration statement or in the exhibits to the registration statement.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete.  You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved.  Each statement concerning these documents is qualified in its entirety by that reference.

We are also subject to the informational requirements of the Exchange Act.  In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.  You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may also find documents we filed on our website at www.globaloptionsgroup.com.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by us with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007

•	Quarterly Report on Form 10-Q for the Fiscal Quarter Ended March 31, 2008

•	Quarterly Report on Form 10-Q for the Fiscal Quarter Ended June 30, 2008

•	Current Report on Form 8-K filed on January 30, 2008

•	Current Report on Form 8-K filed on March 20, 2008

•	Current Report on Form 8-K filed on April 22, 2008

•	Current Report on Form 8-K filed on April 25, 2008

•	Current Report on Form 8-K filed on May 14, 2008

•	Current Report on Form 8-K filed on July 30, 2008

•	Current Report on Form 8-K filed on August 12, 2008

•
the description of our common stock contained in its registration statement on Form 8-A, as amended (Registration No. 001-33700), including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents subsequently filed with the SEC by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY 10019
(212) 445-6262
Attention: Corporate Secretary

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Certificate of Incorporation of the Company provides that we shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), any person whom it may indemnify thereunder, including the directors, officers, employees and agents of the Company.  In addition, the Company’s Certificate of Incorporation limits or eliminates, to the extent permitted by the DGCL, personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty.

Section 5.1 of the By-laws of the Company further provides as follows:

(a)           Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) and in the manner provided in the Certificate of Incorporation of the Corporation and as otherwise permitted by the DGCL.

The Company’s authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as may be amended, which provides as follows:

(a)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Item 7. Exemption from Registration Claimed

On July 24, 2008, 93,640 shares of restricted common stock registered for resale pursuant to this registration statement were issued to the Company’s Chief Executive Officer and 70,230 shares of restricted common stock registered for resale pursuant to this registration statement were issued to the Company’s Chief Financial Officer in transactions not involving a public offering pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

Item 8. Exhibits

Exhibit No.	Description

4.1	GlobalOptions Group, Inc. Amended and Restated 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on July 30, 2008).

4.2	GlobalOptions Group, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on July 30, 2008).

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.*

23.1	Consent of Marcum & Kliegman LLP.*

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5.1).*

24.1	Powers of Attorney (included on the signature page to this Registration Statement).*

_______________
  *  Filed herewith.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of August, 2008.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller
Title:	Chairman and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harvey W. Schiller and Jeffrey O. Nyweide, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY	DATE

/s/ Harvey W. Schiller	Chairman of the Board of Directors and Chief Executive Officer	August 19, 2008
HARVEY W. SCHILLER	(Principal Executive Officer)
/s/ Jeffrey O. Nyweide	Chief Financial Officer	August 19, 2008
JEFFREY O. NYWEIDE	(Principal Financial Officer and Principal Accounting Officer)
/s/ Per-Olof Lööf	Director	August 19, 2008
PER-OLOF LÖÖF
/s/ John P. Oswald	Director	August 19, 2008
JOHN P. OSWALD
/s/ Ronald M. Starr	Director	August 19, 2008
RONALD M. STARR

Director
JOHN P. BUJOUVES

EXHIBIT INDEX

Exhibit No.	Description

4.1	GlobalOptions Group, Inc. Amended and Restated 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on July 30, 2008).

4.2	GlobalOptions Group, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on July 30, 2008).

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.*

23.1	Consent of Marcum & Kliegman LLP.*

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5.1).*

24.1	Powers of Attorney (included on the signature page to this Registration Statement).*

_______________
*Filed herewith.